OSL Holdings, Inc.

81 Big Oak Road, Suite 116,

Yardley, PA 19067

August 8, 2015

HealthSol Limited

Commerce House, Wickams Cay 1

P.O. Box 3140,

Road Town, Tortola

British Virgin Islands, VG1110

Attention: Sole Director

Re:     Binding Letter of Intent

Dear Sir:

This letter of intent (this “Letter of Intent”) sets forth the intention of the undersigned, OSL Holdings, Inc., a Nevada corporation (“OSL”), and HealthSol Limited, a British Virgin Islands company, and or nominee (“HealthSol”), to enter into an unincorporated joint venture or other similar synergistic arrangement (the “Joint Venture”) with respect to the development and “white labeling” of a valid technology for a legally compliant mobile to mobile payment solution to solve current cash only issues, including, but not limited to, white label version of DaVincian Healthcare Inc.’s mVault or other comparable technology (collectively the “Technology and Payment Solutions”), for the pain management and alternative medicine marketplace (the “Market”), pursuant to which OSL will manage its day to day business and execute sales using the Technology and Payment Solutions (the “OSL Contribution”) subject to and in accordance with the terms of a definitive agreement. This Letter of Intent shall be legally binding upon OSL and HealthSol to negotiate in good faith with the intent to enter into a definitive agreement to formalize the Joint Venture on such terms and conditions as the parties shall mutually agree (the “Definitive Agreement”).

The proposed terms of the transaction are as follows:

1. Definitive Agreement. Consummation of the Joint Venture as contemplated hereby will be subject to the negotiation and execution of the Definitive Agreement by the OSL and HealthSol, setting forth the specific terms and conditions of the Joint Venture. The closing of the Definitive Agreement (the “Closing”) shall be subject to the completion by OSL and HealthSol of a completion of negotiations regarding the scope of the contributions and other key terms. The parties will negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following:

a.	OSL shall provide the OSL Contribution in exchange for co-ownership in the Joint Venture.

b.	HealthSol will procure a license of the Technology and Payment Solutions, with such customization as necessary for the technology to be able to service the Market and be labeled as agreed by the Joint Venture (the “White Label Solution”) in exchange for co-ownership in the Joint Venture.

c.	all costs will be attributed to the Joint Venture and the parties will share in the net income of the Joint Venture on a 50/50 basis.

2. Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by legal counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

3. Due Diligence; Confidentiality Agreement. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, as applicable, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each of the parties will use its commercially reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

4. Exclusivity. From the signing date hereof until the Termination Date of this document (the “Exclusivity Period”), the parties agree that they will not directly or indirectly pursue, solicit or participate in the negotiations, or enter into any agreement or commitments regarding a transaction the same or similar to the Joint Venture.

5. Termination. This letter of intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on December 31, 2015 (the “Termination Date”) if a Definitive Agreement is not executed and delivered by the parties prior to such time, or (ii) if the Transaction is enjoined by a court or any governmental body.

6. Expenses. Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

7. Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of New Jersey within such State, without regard to any principles of conflicts of law. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Letter of Intent shall be brought in the federal or state courts located in the County of Middlesex in the State of New Jersey, by execution and delivery of this Letter of Intent, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process method permitted by law.

8. Counterparts. This letter of intent may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax or PDF copies of signatures shall be treated as originals for all purposes.

9. Effect. This Letter of Intent contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This letter of intent will terminate at 5:00 p.m. Eastern standard time August 16th unless it has been duly executed by or on behalf of the parties prior to such time.

Very truly yours,

OSL Holdings, inc.

By:	/s/ Robert H. Rothenberg
Name:	Robert H. Rothenberg
Title:	Chief Executive Officer
Dated:	August 8, 2015

Agreed and acknowledged:

HEALTHSOL LIMITED

By:	/s/ Arash Amai
Name:	Arash Amai
Title:	Sole Director
Dated:	August 13, 2015